Exhibit 23.4

e-Rewards, lnc.

8401 North Central Expressway

Suite 900, LB-38

Dallas, Texas 75225

Tel.: (888) 203-6245

Fax: (214) 782-2900

Date: March 23, 2010

We hereby irrevocably consent to the use of our company’s name, all references to the April 2007 survey conducted by us and the other information and data related thereto in the registration statement on Form S-1 (SEC File No. 333-164906), and any amendments thereto, filed with the Securities and Exchange Commission by Express Parent LLC (or Express, Inc. upon completion of the Reorganization described in such registration statement and any amendments thereto) for the registration of Express, Inc. common stock.

e-REWARDS, INC.

By:	/s/ David Mellinger
Name: David Mellinger
Title: CFO